UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 14, 2005

Quiksilver, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-15131 (Commission File Number)	33-0199426 (IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA (Address of principal executive offices)		92649 (Zip Code)

Registrant’s telephone number, including area code:
(714) 889-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

     On July 14, 2005, Quiksilver, Inc. (the “Company”), along with each of the Company’s subsidiaries that are obligors or guarantors under the Company’s existing senior secured credit facility (the “Guarantors”), entered into a Purchase Agreement (the “Purchase Agreement”) and the parties listed therein (the “Initial Purchasers”), in connection with $400,000,000 principal amount 6-7/8% Senior Notes due 2015 (the “Notes”) proposed to be issued by the Company.

     Pursuant to the term of the Purchase Agreement, the Notes will be sold to the Initial Purchasers and are expected to be resold to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and in offshore transactions in reliance on Regulation S under the Securities Act. The issuance of the Notes to the Initial Purchasers is expected to occur on or about July 22, 2005. The Purchase Agreement contains customary terms and conditions. The Notes will be issued pursuant to an Indenture among the Company, the Guarantors and Wilmington Trust Company, as trustee. The Initial Purchasers will be entitled to the benefits of a Registration Rights Agreement, to be executed among the Initial Purchasers and the Company.

     The Notes will be general unsecured senior obligations of the Company. The Notes will be unconditionally guaranteed on a senior basis as to principal, premium, if any, and interest by the Guarantors. Interest on the Notes will be payable on each April 15th and October 15th, beginning October 15, 2005. Before April 15, 2008, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with proceeds from certain equity offerings at a redemption price equal to 106.875% of their aggregate principal amount, plus accrued interest. In addition, on or after April 15, 2010, the Company may redeem some or all of the Notes at any time at redemption prices that start at 103.438% of the aggregate principal amount. The Company will be required to offer to purchase the Notes at 101% of their aggregate principal amount, plus accrued and unpaid interest, if it experiences specific kinds of changes in control.

     Pursuant to the Purchase Agreement, if prior to the date of delivery of the notes, the Company does not receive official notice from the Autorité des Marchés Financiers and Euronext Paris that a sufficient number of shares have been tendered in the Company’s previously announced cash tender offer in France for shares of Skis Rossignol S.A. (“Rossignol”) and are not withdrawable such that the Company will own shares representing a minimum of 80% of the voting and economic interests of Rossignol (the “Minimum Amount”) upon consummation of such tender offer, then an amount equal to the net proceeds of the offering of the Notes, together with additional amounts, will initially be placed into an escrow account, so that the total escrowed funds are sufficient to pay a special mandatory redemption price. If the acquisition of the Minimum Amount is consummated by October 31, 2005, then all of the escrowed funds will be released from the escrow account to the Company to provide partial consideration for the consummation of such acquisition. In the event that the acquisition of the Minimum Amount is not consummated on or prior to October 31, 2005, the Company will be required to redeem the Notes, in whole but not in part, on or prior to November 2, 2005, at a redemption price in cash equal to 100% of the principal amount of the Notes on the special redemption date plus accrued and unpaid interest thereon to the special redemption date.

     Certain of the Initial Purchasers or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, and certain of its affiliates, for which they receive customary fees and commissions.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant

     The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 14, 2005	Quiksilver, Inc. (Registrant)
	By:	/s/Steven L. Brink
		Name:	Steven L. Brink
		Title:	Chief Financial Officer and Treasurer